FOR RIVERSOURCE VARIABLE PORTFOLIO - MONEY MARKET SERIES, INC.

EXHIBIT 77C

RESULTS OF MEETING OF SHAREHOLDERS

RIVERSOURCE VARIABLE PORTFOLIO - MONEY MARKET SERIES, INC.
JOINT SPECIAL MEETING OF SHAREHOLDERS HELD ON JAN. 29, 2008
(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a Fund.

To approve an Agreement and Plan of Reorganization between the Fund and a separate, corresponding newly-formed series of RiverSource Variable Series Trust, a Massachusetts business trust.

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                                                                         DOLLARS VOTED                           BROKER
FUND                                             DOLLARS VOTED "FOR"       "AGAINST"          ABSTENTIONS      NON-VOTES
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RiverSource Variable Portfolio - Cash                1,232,327,239.153      39,473,217.119     64,421,994.337    0.000
Management Fund
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